ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT is made and entered into as of the 22nd day of February, 2013 by and between Endurance Series Trust, a Delaware business trust (the “Trust”) and Endurance Fund Services, LLC, a Florida limited liability company (“Endurance Fund Services”) with its principal office located at 100 South Ashley Drive, Suite 895, Tampa, Florida 33602.

WHEREAS, the Trust is an open-end management investment company which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Endurance Fund Services is, among other things, in the business of providing fund administration services for the benefit of its customers; and

WHEREAS, the Trust is authorized to create separate series, each with its own separate investment portfolio (each a “Fund”); and

WHEREAS, the Trust desires to retain Endurance Fund Services to perform administration services the Trust’s Funds on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Appointment.  The Trust hereby appoints Endurance Fund Services as an administration agent of the Trust on the terms and conditions set forth in this Agreement, and Endurance Fund Services hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement in consideration of the compensation provided for herein.  The services and duties of Endurance Fund Services shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against Endurance Fund Services hereunder.

2.           Services.  Subject to the direction and control of the Board of Trustees of the Trust (the “Board”), Endurance Fund Services will perform for each Fund of the Trust listed on Exhibit A (as the same may be amended from time to time) the administration services set forth on Exhibit B (the “Services”).

3.           Documentation and Information Related to the Services.

A.           The Trust will provide Endurance Fund Services with copies of the Trust’s governing and organizational documents listed on Exhibit C and any other documents requested by Endurance Fund Services from time to time that are reasonably necessary or advisable to assist Endurance Fund Services in performing the Services.  In addition, the Trust will notify Endurance Fund Services promptly of any matter affecting the performance by Endurance Fund Services of the Services including, without limitation, changes in Service Providers (as such term is defined in Exhibit B) or issues that arise with respect to any Service Provider that may affect Endurance Fund Services’ provision of the Services.

B.           Endurance Fund Services will maintain and preserve on behalf of the Trust books and records related to Endurance Fund Services’ provision of the Services as and to the extent required by the 1940 Act.  Endurance Fund Services acknowledges that the records maintained and preserved by Endurance Fund Services pursuant to this Agreement are the property of the Trust and will be, at the Trust’s expense, surrendered promptly upon reasonable request.  In maintaining books and records under this paragraph, Endurance Fund Services may use micrographic and electronic storage media as well as independent third party storage facilities, to the extent permitted under the 1940 Act.

4.           Expenses and Personnel.  Endurance Fund Services agrees, at its own expense or at the expense of one or more of its affiliates, to render the Services and to provide the office space, furnishings, equipment and personnel as may be reasonably required in the judgment of the trustees and officers of the Trust to perform the Services on the terms and for the compensation provided herein.

5.           Compensation.  The Trust, on behalf of each Fund, will pay Endurance Fund Services fees for its administration and management services (the “Fees”) and shall reimburse Endurance Fund Services for expenses as described on Exhibit D.  The Fees may be modified from time to time by mutual written agreement among the parties.  Each Fund shall be responsible for its respective portion of the Fees and reimbursements, as determined by the Trust.  The Trust and each respective Fund will pay the Fee to Endurance Fund Services on a monthly basis within ten days of each calendar month end.

6.           Term.  This Agreement shall become effective as of the date hereof and will continue in effect for a period of one year.  Subsequent to the initial one year term, this Agreement will renew for successive one year periods, unless terminated by either party on 60 days’ written notice to the other.

7.           Non-Exclusive Services.  The services provided to the Trust by Endurance Fund Services pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that Endurance Fund Services may render administrative and other services to others, including to other registered investment companies.

8.           Use of Name.  The Trust acknowledges that all rights to the name “Endurance” belong to Endurance Strategies, LLC, which is an affiliate of Endurance Fund Services, and that Endurance Fund Services is granting the Trust a limited license to use such words in its name, the name of its series and the name of its classes of shares, which may be revoked by Endurance Fund Services or Endurance Strategies, LLC at any time in its sole discretion upon thirty (30) days written notice.

9.           Limitation of Liability; Standard of Care; Indemnification.

A.           The parties acknowledge and agree that, in providing the Services, Endurance Fund Services may rely on information reasonably believed to be accurate and reliable by Endurance Fund Services including, without limitation, information provided by the Trust, the Managers (as defined in Exhibit B) and the Service Providers.  In addition, the parties acknowledge and agree that Endurance Fund Services will not be responsible for the Trust’s or any Fund’s compliance with applicable laws or regulations, or the Trust’s or any Fund’s costs or expenses arising out of the failure to comply with any laws or regulations or inability to correct any non-compliance therewith.

B.           Endurance Fund Services shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement.  In no event will Endurance Fund Services be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction in providing the Services.

C.           Endurance Fund Services assumes no responsibility under this Agreement other than to render the services called for hereunder.  Endurance Fund Services shall not be liable for any error of judgment or for any loss suffered by the Trust or a Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement.

D.           The Trust agrees to indemnify Endurance Fund Services against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or gross negligence of Endurance Fund Services in the performance of such obligations and duties.

E.           Any person, even though also a director, officer, manager, employee, shareholder, member or agent of Endurance Fund Services, who may be or become a trustee, officer, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with your duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, manager, employee, shareholder, member, or agent of Endurance Fund Services, even though paid by Endurance Fund Services.  Nothing herein shall limit in any way any liability protections or limits, or indemnification rights, to which any director, officer, manager, employee, shareholder, member, or agent of Endurance Fund Services may be entitled when acting in the capacity of a trustee, officer, employee or agent of the Trust.

10.         Reliance on Opinions of Counsel and Opinions of Certified Public Accountants.  Endurance Fund Services may consult with the Trust’s counsel in any case where so doing appears to Endurance Fund Services to be necessary or desirable.  Endurance Fund Services shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of the Trust’s counsel.  Endurance Fund Services may consult with the Trust’s certified public accountant in any case where so doing appears to Endurance Fund Services to be necessary or desirable.  Endurance Fund Services shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of the Trust’s certified public accountant.

11.         Authority to Execute and Perform Agreements.  Endurance Fund Services and Trust each represent that it has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its respective obligations hereunder.

12.         Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Trust’s outstanding voting securities.

13.         Applicable Law.  This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida.

14.         Severability.  In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

15.         Notices.  Notices and other writings delivered or mailed postage prepaid to the Trust addressed to the Trust at 100 South Ashley Drive, Suite 895, Tampa, Florida 33602, or to such other address as the Trust may have designated to Endurance Fund Services in writing, and to Endurance Fund Services at 4855 Payson Terrace, SE, Smyrna, GA 30080, or to such other address as Endurance Fund Services may have designated to the Trust in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

16.         Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Trust and Endurance Fund Services and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party.  Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement.  Accordingly, no client of the Trust or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

17.         Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original.  This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties.  A photocopy, e-mail or fax of the Agreement shall be acceptable evidence of the existence of the Agreement and Endurance Fund Services shall be protected in relying on the photocopy, e-mail or fax until Endurance Fund Services has received the original of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

ENDURANCE SERIES TRUST		ENDURANCE FUND SERVICES, LLC

By:	/s/ Andres Sandate	By:	/s/ Andres Sandate
Name:	Andres Sandate	Name:	Andres Sandate
Title:	President	Title:	President

Exhibit A

Series of the Trust

The following Funds are covered under this agreement:

1.	Gator Focus Fund

Exhibit B

Services
A.	General Trust Administration and Management Services

1.
Assist the Board of Trustees in the evaluation and selection of the Trust’s accounting agent, transfer agent, sub-administrator, distributor, custodian, auditors, lawyers, compliance services provider, and other independent contractors or agents (the “Service Providers”).

2.	Supervise the day-to-day administrative operations of the Trust, including the provision of services to each Fund by the Service Providers.

3.	Negotiate contracts and fees and monitor and coordinate performance and billings of the Service Providers.

4.	Facilitate preparation and execution of the Trust’s contracts and documents including registration statements, management agreements, distribution plans and expense limitation agreements.

5.	Establish meeting agendas and supervise preparation of supporting documents and board reports for and minutes of meetings of Trustees and committees of Trustees.

6.	Supervise the preparation of notices, proxy statements and minutes of meetings of shareholders of the Trust and Funds.

7.	Subject to approval of the Board of Trustees, administratively assist the Trust in obtaining and monitoring fidelity bond and E&O/D&O insurance coverage.

8.	Prepare statistical reports for outside information services (e.g., IBC/Donoghue, ICI, Lipper Analytical and Morningstar).

9.	Attend quarterly Board meetings as requested from time to time.

10.	Work with the Fund’s accounting agent to establish appropriate expense accruals, maintain expense files and coordinate the payment of invoices for the Trust and each Fund.

11.	Provide officers to serve (subject to the approval of the Board of Trustees) as President and Secretary of the Trust.

12.
Maintain the Trust’s governing documents, including its charter, bylaws and minute books, but only to the extent such documents are provided to Endurance Fund Services by the Trust or its representatives for safe keeping.

B.	Manager Relationship Services

1.	Communicate with registered investment advisers (RIAs) regarding the Trust as an option for launching mutual fund products.

2.	Facilitate the engagement of RIAs by the Trust as investment managers for Funds (“Managers”).

3.
Coordinate the relationships between the Trust and the Managers related to their respective Funds and the management and distribution thereof including, without limitation, the coordination of communication between (a) Managers and the Service Providers; and (b) Managers and the Board of Trustees.

4.
Consult with Managers regarding their Funds’ investment objectives, risks, fees, class structures, distribution arrangements, shareholder servicing and other administration and Fund administration issues.

5.	Assist Managers with the preparation and maintenance of Fund agreements and documents.

C.	Servicing and Distribution Support Services

1.	Coordinate with the Trust’s distributor, the Managers and mutual fund platform service providers to facilitate the setup of Funds on various custodial, servicing and brokerage platforms.

2.	Consult with and assist the Trust’s distributor and the Managers to facilitate and coordinate the negotiation and execution of selling and servicing agreements on behalf of the Funds.

3.	Assist the Trust’s distributor and the Managers to implement selling and servicing agreements with various custodial, servicing and brokerage platforms.

4.	Facilitate communications and assist with monitoring between the Managers and the Trust’s distributor related to selling and servicing arrangements.

Exhibit C

Governing and Organizational Documents

1.	Agreement, Declaration of Trust and Bylaws, as such may be amended from time to time;

2.	Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended, and the 1940 Act;

3.	Notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

4.	Current prospectus and statement of additional information for each Fund, as is currently in effect and as amended or supplemented;

5.	Current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act;

6.	Procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions; and

7.	A certified copy of the resolution of the Board appointing Endurance Fund Services and authorizing the execution and delivery of this Agreement.

The Trust shall promptly furnish Endurance Fund Services with all amendments of or supplements to the items listed in this Exhibit C.

Exhibit D

Fee Schedule

1.	For each Fund, the Trust will pay the following Fee to Endurance Fund Services:

A .5 basis point monthly fee (6 basis points annually) of each Fund’s assets, with a monthly minimum per Fund fee of $2,000 ($24,000 annually).

In addition to the Fee, the Trust will reimburse Endurance Fund Services, at cost, for any reasonable out-of-pocket expenses incurred in the performance of its duties under this Agreement.

2.	Notwithstanding the foregoing, the Trust may, in its sole discretion, waive all or a portion of the Fee with respect to any Fund.